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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
Delta Petroleum Corporation:

We consent to the use of our reports with respect to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference in the Form S-8.

Our report dated March 9, 2006 refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payments, as of July 1, 2005.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

September 11, 2006